Exhibit 99.1

West Virginia Public Service Commission Authorizes New Rates for West Virginia American Water
Supports over $239 Million in Continued Infrastructure Investments Across the State; Additional Customer Discount Program Also Introduced
CHARLESTON, W.Va., (March 10, 2026) - The West Virginia Public Service Commission issued an amended order on Thursday, March 5, 2026, approving new rates for West Virginia American Water. The approved rates represent a total annualized revenue increase of $20.5 million, which excludes $12.7 million in previously recovered infrastructure surcharges.
The company’s rate request was filed in May 2025 and supports over $239 million in investments and improvements in the system across the state since the company’s last rate adjustment in 2024.
“Continuing infrastructure investments across our service territory are vital for sustaining safe, clean, reliable, and affordable water and wastewater services for the communities we serve, as well as maintaining compliance with water quality and environmental regulations,” said Scott Wyman, President of West Virginia American Water. “We strive to maintain a balance between continuous investment for needed system improvements and affordability for our customers, and this order allows us to continue to make necessary improvements for the longevity of the system.”
Effective March 1, 2026, residential water customers using 3,000 gallons per month will see their average bill increase by approximately $6 per month, and residential wastewater customers will see their average bill increase by approximately $7 per month.
The Public Service Commission also introduced an additional customer discount program available to customers enrolled in the Special Reduced Rate Residential Service (SRRRS) tariff. Customers on the SRRRS tariff will receive an additional 20% discount on the SRRRS tariff rate. This will be available in addition to the company’s H2O Help to Others Program™ and other bill assistance and payment arrangements already offered by the company.
Customers will receive information about the new rates in their next West Virginia American Water bill. Information will also be available on the company’s website at www.westvirginiaamwater.com under Customer Service & Billing, Your Water and Wastewater Rates.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886 and celebrating 140 years in 2026, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to approximately 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s approximately 7,000 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.
For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.
About West Virginia American Water
West Virginia American Water, a subsidiary of American Water, is the largest regulated water utility in the state with approximately 300 dedicated employees working to provide safe, clean and reliable water and wastewater services to approximately 610,000 people.
AWK-IR
Media Contact
Olivia Bailey
West Virginia American Water
External Affairs Manager
Olivia.Bailey@amwater.com

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